Exhibit 99.1

Quanex Building Products	News Release
Quanex Building Products Corporation Announces the Return of Brent Korb as Senior Vice President — Finance and Chief Financial Officer
Houston, Texas, July 21, 2008 — Quanex Building Products Corporation (NYSE:NX), an industry-leading manufacturer of value-added, engineered materials and components for the building products market, today announced effective August 1, 2008, Brent L. Korb will rejoin the management team of Quanex as its Senior Vice President — Finance and Chief Financial Officer. Korb, 36, replaces Tom Walker who resigned June 30, 2008.
In his new role, Korb will be responsible for the overall finance functions of the Company, which include accounting, treasury, tax, investor relations and internal audit. He will also collaborate on acquisitions that support the Company’s strategy to enhance shareholder value. He has an extensive background in financial management, mergers and acquisitions, as well as past experience with the Company’s various businesses.
On June 13, 2008, Korb left Quanex to take a position as Vice President of Finance and Accounting at Energy Alloys. Starting November 2003, he held the Assistant Controller position at Quanex, then served as its Vice President — Corporate Controller. Before that time, he was Corporate Controller and Director of Planning and Analysis at Resolution Performance Products, and prior to that, Director of International Finance and Accounting at SCI Management Corporation.

Exhibit 99.1
“We are very pleased that Brent has rejoined Quanex Building Products,” said David D. Petratis, the Company’s president and chief executive officer. “He has a depth of financial and operational acumen and a proven track record of managing capital. With his leadership capabilities, we are now in an even stronger position to deliver on our objective of becoming North America’s leading manufacturer of engineered products and components sold to producers and distributors of building products.”
Mr. Korb received his BBA in Accounting from The University of Texas at Austin in 1994. Korb went on to earn an MBA from the University of Houston in 1999. Korb also holds a CPA certification in the state of Texas.
Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s Registration Statement on Form 10, filed with the SEC on April 4, 2008 pursuant to the Securities Exchange Act of 1934, in particular the section titled, “Special Note About Forward-Looking Statements” contained therein.
Financial Contact: Jeff Galow, 713/877-5327
Media Contact: Valerie Calvert, 713/877-5305
For additional information, visit the Company’s website at www.quanex.com.